Item 30  Exhibit (h) i. p1

FUND PARTICIPATION AGREEMENT

THIS AGREEMENT is entered into as of this 15th day of August, 2008 among MML SERIES INVESTMENT FUND (“MML Trust”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts; MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY (“MassMutual”), a Massachusetts mutual life insurance company; AMERICAN FUNDS INSURANCE SERIES (“Series”), an open-end management investment company organized under the laws of the Commonwealth of Massachusetts, and CAPITAL RESEARCH AND MANAGEMENT COMPANY (“CRMC”), a corporation organized under the laws of the State of Delaware.

WITNESSETH:

WHEREAS, MassMutual, investment adviser to MML Trust, proposes to issue, now and in the future, certain multi-manager variable life insurance policies and variable annuity contracts that provide certain funds (the “MML Funds”) of MML Trust as investment options (the “Contracts”) as set forth in Schedule A;

WHEREAS, MassMutual has established pursuant to Massachusetts insurance law one or more separate accounts (each, an “Account”) for purposes of issuing the Contracts and has or will register each Account (unless the Account is exempt from such registration) with the United States Securities and Exchange Commission (the “Commission”) as a unit investment trust under the Securities Act of 1933 (the “1933 Act”) and the Investment Company Act of 1940 (the “1940 Act”);

WHEREAS, the Contracts, which are or will be registered by MassMutual with the Commission for offer and sale, will, to the best of MassMutual’s knowledge and belief, be in compliance with all applicable laws prior to being offered for sale;

WHEREAS the MML Funds utilize a master-feeder or fund of funds structure pursuant to which each MML Fund will invest in one or more funds of the Series (the “Series Funds”), which are set forth in Schedule B;

WHEREAS, the Series has received a “Mixed and Shared Funding Order” from the Commission granting relief from certain provisions of the 1940 Act and the rules thereunder to the extent necessary to permit shares of the Series to be sold to variable annuity and life insurance separate accounts of unaffiliated insurance companies;

WHEREAS, the Series is divided into various Series Funds, each Series Fund being subject to certain fundamental investment policies which may not be changed without a majority vote of the shareholders of such Fund; and

WHEREAS, CRMC is the investment adviser for the Series.

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NOW, THEREFORE, in consideration of the foregoing and of mutual covenants and conditions set forth herein and for other good and valuable consideration, MML Trust, the Series and CRMC hereby agree as follows:

1. The Series and CRMC each represents and warrants to MML Trust that: (a) a registration statement under the 1933 Act and under the 1940 Act with respect to the Series has been filed with the Commission in the form previously delivered to MML Trust, and copies of any and all amendments thereto will be forwarded to MML Trust at the time that they are filed with the Commission; (b) the Series is, and shall be at all times while this Agreement is in force, lawfully organized, validly existing, and properly qualified and in good standing as an open-end management investment company in accordance with the laws of the Commonwealth of Massachusetts; and (c) the Series’ registration statement and any further amendments thereto will, when they become effective, and all definitive prospectuses and statements of additional information and any further supplements thereto (the “Prospectus”) shall, conform in all material respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations of the Commission thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statement therein not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Series by MML Trust expressly for use therein.

2. The Series will furnish to MML Trust such information with respect to the Series in such form and signed by such of its officers as MML Trust may reasonably request, and will warrant that the statements therein contained when so signed will be true and correct. The Series will advise MML Trust immediately of: (a) the issuance by the Commission of any stop order suspending the effectiveness of the registration statement of the Series or the initiation of any proceeding for that purpose; (b) the institution of any proceeding, investigation or hearing involving the offer or sale of the Contracts, the MML Funds or the Series of which it becomes aware; or (c) the happening of any material event, if known, which makes untrue any statement made in the registration statement of the Series or which requires the making of a change therein in order to make any statement made therein not misleading.

3. The Series will use best efforts to register for sale under the 1933 Act and, if required, under state securities laws, such additional shares of the Series as may reasonably be necessary for investment by the MML Funds.

4. The Series agrees to make Class 1 shares of the Series Funds listed on Schedule B hereto available to the MML Funds. Series Fund shares to be made available to the MML Funds shall be sold by the Series and purchased by the MML Funds at the net asset value of the respective class of the respective Series Fund (without the imposition of a sales load) next computed after receipt of each order by the Series or its designee, as established in accordance with the provisions of the then current Prospectus of the Series. For purposes of this Paragraph 4, MML Trust or MassMutual, its designee for purposes of this Agreement, shall be a designee of

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the Series for receipt of such orders from each MML Fund, and receipt by such designee by 4:00 p.m. Eastern Time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such order by 10:00 a.m. Eastern Time on the following Business Day (“Next Business Day”). MML Trust or MassMutual shall communicate trade orders via facsimile. “Business Day” shall mean any day on which the New York Stock Exchange (“NYSE’) is open for trading and on which the Series calculates the net asset values of each class of shares of each Series Fund pursuant to the rules of the Commission. The Series will make the shares of each class of each Series Fund available indefinitely for purchase at the applicable net asset value per share by the MML Funds on those days on which the Series calculates the net asset values of each such class pursuant to the rules of the Commission, and the Series shall use its best efforts to calculate such net asset values on each day on which the NYSE is open for trading. The Series shall make the net asset value per share for each class of each Series Fund available to MML Trust or MassMutual on a daily basis via facsimile and electronic mail as soon as reasonably practical after the Series calculates such net asset values per share, and the Series shall use its best efforts to make such net asset values per share available by 6:30 p.m. Eastern Time. If the Series provides incorrect net asset values to MML Trust or MassMutual with respect to any class of shares of any Series Fund on any Business Day, each affected MML Fund shall be entitled to an adjustment to the number of shares purchased or redeemed of such class of shares to reflect the correct net asset value per share. Any error in the calculation or reporting of net asset values per share, dividends, or capital gain information shall be reported promptly to MML Trust or MassMutual. Any costs incurred by MassMutual or the MML Funds with respect to correcting Contract owner accounts, including, but not limited to, amounts paid to Contract owners and administrative expenses, shall be promptly reimbursed by CRMC. The Series and CRMC are responsible for maintaining net asset values for each class of each Series Fund in accordance with the requirements of the 1940 Act and the Series’ then current Prospectus. Payments for shares purchased will be made in federal funds transmitted by wire on the Next Business Day, and the MML Funds and the Series Funds shall each use commercially reasonable efforts to wire (or cause to be wired) funds to the other, for the purpose of settling net purchase orders or orders of redemption, by 3:00 p.m. Eastern Time on the Next Business Day.

The Series reserves the right to temporarily suspend sales if the Board of Trustees of the Series deems it appropriate and in the best interests of the Series or in response to the order of an appropriate regulatory authority. MML Trust or MassMutual reserves the right to refuse, to impose limitations on, or to limit any transaction request if the request would tend to disrupt Contract administration or is not in the best interest of the Contract holders or an Account (or subaccount of an Account (“Subaccount”)) or MML Fund.

The Series shall provide MML Trust or MassMutual with account look-up access through DST Vision or a similar electronic look-up feature to view daily account balances.

5. All orders accepted by MML Trust or MassMutual shall be subject to the terms

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of the then current Prospectus for the Series, including without limitation, policies regarding minimum account sizes, market timing and excessive trading. MML Trust and MassMutual shall use their best efforts and shall reasonably cooperate with the Series to enforce policies stated in the Series’ Prospectus regarding transactions in shares, particularly those related to market timing. MML Trust acknowledges that orders accepted by it, or MassMutual, in violation of the Series’ stated policies may be subsequently revoked or cancelled by the Series and that the Series shall not be responsible for any losses incurred by MML Trust, MassMutual, the Contract or the Series as a result of such cancellation. The Series or its agent shall notify MML Trust or MassMutual of such cancellation prior to 12:00 p.m. Eastern Time on the next day following Business Day after any such cancellation.

In addition, MML Trust acknowledges that the Series has the right to refuse any purchase order for any reason, particularly if the Series determines that a Series Fund would be unable to invest the money effectively in accordance with its investment policies or would otherwise be adversely affected due to the size of the transaction, frequency of trading by the MML Fund or other factors. The Series agrees to cooperate with MML Trust and MassMutual in establishing and communicating to MML Trust and MassMutual parameters for trades that the Series will consider to be market timing activity prior to rejecting any trades. The Series agrees to provide MML Trust and MassMutual with a written warning of its intention to begin rejecting trades before it begins rejecting trades due to market timing.

6. The MML Funds shall not acquire any shares of any Series Fund in excess of the limits set forth in, and in violation of, Sections 12(d)(1)(E) or (F), as applicable, of the Investment Company Act of 1940, as amended, and rules and regulations thereunder. MML Trust has established policies and procedures reasonably designed to prevent any investments in excess of such limits and will promptly notify CRMC in the event such limits are exceeded.

7. Transfer of the Series’ shares will be by book entry only. No stock certificates will be issued to the MML Funds. Shares ordered from a particular Series Fund will be recorded by the Series as instructed by MML Trust or MassMutual in an appropriate title for the corresponding MML Fund.

8. The Series shall furnish notice promptly via facsimile and electronic mail to MML Trust or MassMutual of any dividend or distribution payable on any shares underlying the MML Funds. MML Trust hereby elects to receive all such dividends and distributions as are payable on shares of a Series Fund recorded in the title for the corresponding MML Fund in additional shares of that Series Fund. The Series shall notify MML Trust or MassMutual of the number of shares so issued. MML Trust reserves the right to revoke this election and to receive all such income dividends and capital gain distributions in cash.

9. The Series shall redeem its shares in accordance with the terms of its then current Prospectus. For purposes of this Paragraph 9, MML Trust or MassMutual shall each be a designee of the Series for receipt of requests for redemption from each MML Fund, and receipt

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by such designee by 4:00 p.m. Eastern time (or other such time the Board of Trustees of the Series shall so designate) shall constitute receipt by the Series; provided that the Series receives notice of such request for redemption by 10:00 a.m. Eastern time on the Next Business Day. MML Trust or MassMutual shall communicate trade orders via facsimile. MML Trust shall purchase and redeem the shares of Series Funds offered by the then current Prospectus of the Series in accordance with the provisions of such Prospectus.

10. The Series shall pay all expenses incidental to its performance under this Agreement. The Series shall see to it that all of its shares are registered and authorized for issue in accordance with applicable federal and state laws prior to their purchase by the MML Funds. The Series shall bear the expenses for the cost of registration of its shares, preparation of prospectuses and statements of additional information to be sent to existing Contract owners (upon request in the case of the statement of additional information), proxy statements and related materials and annual and semi-annual shareholder reports, the printing and distribution of such items to each Contract owner who has allocated net amounts to any Subaccount that has invested in an MML Fund that has invested in a Series Fund, the preparation of all statements and notices required from it by any federal or state law, and taxes on the issue or transfer of the Series’ shares subject to this Agreement. The Series will provide MML Trust or MassMutual, at least once a year, with enough copies of its Statement of Additional Information to be able to distribute one to each Contract owner or prospective Contract owner who requests such Statement of Additional Information.

11. The Series and CRMC shall not bear the expenses for the cost of preparation and delivery of Series prospectuses (and supplements thereto) to be sent to prospective Contract owners. The Series shall provide, at its expense, such documentation (in camera-ready or other mutually agreeable form) and other assistance as is reasonably necessary in order for MML Trust once each year (or more frequently if the prospectus for the Series is amended) to have the prospectus or prospectuses for the MML Funds and the Series printed together in one or more documents (such printing not to be done at the Series’ or CRMC’s expense with respect to prospective investors).

The Series shall use its reasonable best efforts to provide MML Trust or MassMutual, on a timely basis, with such information about the Series, the Series Fund(s) and CRMC, in such form as MML Trust may reasonably require in connection with the preparation of disclosure documents and annual and semi-annual reports pertaining to the MML Funds.

12. MML Trust and MassMutual each represents and warrants to the Series that any information furnished in writing by MML Trust or MassMutual to the Series for use in the registration statement of the Series will not result in the registration statement’s failing to conform in all respects to the requirements of the 1933 Act and the 1940 Act and the rules and regulations thereunder or containing any untrue statement of a material fact or omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

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13. MML Trust, MassMutual and their affiliates shall make no representations concerning the Series’ shares except those contained in the then current Prospectus of the Series, in such printed information subsequently issued on behalf of the Series or other funds managed by CRMC as supplemental to the Series’ Prospectus, in information published on the Series’ or CRMC’s internet site, or in materials approved by the Series. MML Trust shall have the right to use the American Funds name as part of the MML Funds’ names, subject to the receipt of written consent of CRMC for such use, such consent not to be unreasonably withheld.

14. Shares of the Series may be offered to separate accounts of various insurance companies in addition to MassMutual. The Series represents, warrants and covenants that no shares of the Series shall be sold to the general public in contravention of Section 817 of the Internal Revenue Code of 1986 as amended and the regulations thereunder (the “Code”) (“Section 817”). The Series agrees that each Series Fund will comply with the diversification requirements of Section 817. The Series also agrees to maintain each Series Fund’s qualification as a “regulated investment company” (“RIC”) under the Code. Upon having a reasonable basis for believing that any Series Fund has ceased to comply and will not be able to comply within the grace period afforded by Regulation 1-817.5, the Series will notify MML Trust immediately and will take all reasonable steps to adequately diversify the Series Fund to achieve compliance. The Series will provide MML Trust with securities holdings reports for each Series Fund within ten days after each calendar quarter. The Series agrees to provide a quarterly certification to MML Trust, MassMutual or another designee in a form mutually agreeable to both parties, that the Series Funds are in compliance with Section 817.

15. [Intentionally Omitted]

16. MML Trust and MassMutual each agrees to indemnify and hold the Series harmless against, any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) to which the Series may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of MML Trust or MassMutual: (a) making untrue statements of material facts or omitting material facts in MML Trust’s registration statement, prospectus, statement of additional information, semiannual or annual reports or sales literature; (b) making untrue statements of material facts that the Series includes in the same materials of the Series, provided that Series relies on information supplied by MML Trust or MassMutual; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by MML Trust or MassMutual with respect to the sale of the Series Fund shares; and (d) breaching this Agreement or a representation or warranty.

17. The Series and CRMC each agrees to indemnify and hold MML Trust and MassMutual harmless against any and all losses, claims, damages, liabilities or litigation (including legal and other expenses) which MML Trust or MassMutual may be subject under any statute, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements arising as a result of the Series’ or CRMC: (a) making untrue statements of material facts or omitting material facts in the Series’

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registration statement, prospectuses or statements of additional information, semi-annual and annual reports to shareholders, and sales literature; (b) making untrue statements of material facts that the Series includes in its materials, provided MML Trust or MassMutual relies on information supplied by the Series; (c) unlawful conduct, bad faith, willful malfeasance, or gross negligence by the Series with respect to the sale of the Series Fund shares or the operation of the Series or a Series Fund; (d) failure of the Series to comply with any Series Fund’s investment objectives, policies and restrictions; and (e) breaching this Agreement or a representation or warranty, including, but not limited to, the representations, warranties and covenants in Section 14.

18. MML Trust shall vote proxies consistent with Section 12(d)(1)(E) of the 1940 Act and shall seek instructions from its Contractholders with regard to the voting of all proxies with respect to the Series Funds and shall vote such proxies only in accordance with such instructions, or shall vote shares held by it in the same proportion as the vote of all other holders of the Series Funds’ shares.

19. The parties understand that there is no intention to create a joint venture in the subject matter of this Agreement. Accordingly, the right to terminate this Agreement and to engage in any activity not inconsistent with this Agreement is absolute. This Agreement will terminate:

(a) by mutual agreement at any time; or

(b) any party at any time upon six months’ written notice to the other parties but in no event sooner than two years following the Effective Date; or

(c) at the option of MML Trust or the Series upon ten calendar days’ prior written notice to the other party if a final non-appealable administrative or judicial decision is entered against the other party which has a material impact on the MML Funds; or

(d) at the option of MML Trust, upon ten calendar days’ prior written notice, if shares of the Series are not reasonably available; or

(e) at the option of MML Trust, immediately upon written notice, if the Series or CRMC fails to meet the requirements for either diversification under Section 817 or RIC status under the Code; or

(f) in the event the Series’ shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as an underlying investment for the MML Funds; in such event prompt notice shall be given by MML Trust or the Series to the other party; or

(g) at MML Trust’s option by written notice to the Series and/or CRMC if MML Trust shall determine in its sole judgment exercised in good faith, that either the Series

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or CRMC has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

(h) at the option of any party by 120 day’s written notice to the other parties if any party shall determine in its sole judgment exercised in good faith, that another party has suffered a material adverse change in its business, operations, financial condition or prospects since the date of this Agreement or is the subject of material adverse publicity.

The effective date for termination pursuant to any notice given under this Paragraph shall be calculated beginning with the date of receipt of such notice.

20. All notices, consents, waivers, and other communications under this Agreement must be in writing, and will be deemed to have been duly received: (a) when delivered by hand (with written confirmation of receipt); (b) when sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested; or (c) the day after it is sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to MML Trust:
MML Series Investment Fund
c/o Massachusetts Mutual Life Insurance Company
1295 State Street
Springfield, MA 01111-0001
Attention: Office of the General Counsel

If to Series:
American Funds Insurance Series
333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention: Michael J. Downer, Senior Vice President
Facsimile No.: 213-486-9041

with a copy to:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, California 90071
Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,
Fund Business Management Group
Facsimile No.: 213-486-9041

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If to CRMC:
Capital Research and Management Company
333 S. Hope Street, 55th Floor
Los Angeles, CA 90071
Attention: Michael J. Downer, Senior Vice President and Legal Counsel,
Fund Business Management Group, and Secretary
Facsimile No.: 213-486-9041

with a copy to:
Capital Research and Management Company
333 S. Hope Street, 55tl’ Floor
Los Angeles, California 90071
Attention: Kenneth R. Gorvetzian, Vice President and Senior Counsel,
Fund Business Management Group
Facsimile No.: 213-486-9041

 21. If this Agreement terminates, any provision of this Agreement necessary to the orderly windup of business under it will remain in effect as to that business, after termination.

 22. [Intentionally Omitted]

 23. The obligations of the Series under this Agreement are not binding upon any of the Trustees, officers, employees, or shareholders (except CRMC if it is a shareholder) of the Series individually, but bind only the Series’ assets. When seeking satisfaction for any liability of the Series in respect of this Agreement, MML Trust and MassMutual each agrees not to seek recourse against said Trustees, officers, employees, or shareholders, or any of them, or any of their personal assets for such satisfaction. Notwithstanding the foregoing, if MML Trust or MassMutual seeks satisfaction for any liability of the Series in respect of this Agreement, either may seek recourse against CRMC.

 24. This Agreement shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

 25. This Agreement and the parties’ rights, duties, and obligations under this Agreement are not transferable or assignable by any of them without the express, prior written consent of the other party hereto. Any attempt by a party to transfer or assign this Agreement or any of its rights, duties or obligations under this Agreement without such consent is void; provided, however, that a merger of, reinsurance arrangement by, or change of control of a party shall not be deemed to be an assignment for purposes of this Agreement.

 26. The following Paragraphs shall survive any termination of this Agreement: 4, 16, 17, 20-26.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested as of the date first above written:

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

		By:	/s/ Eric Wietsma
		Name	Eric Wietsma
Attest:	/s/ Andrew Goldberg	Title:	Corporate Vice President

MML SERIES INVESTMENT FUND (on behalf of itself and each MML FUND)

		By:	/s/ Richard J. Byrne
		Name	Richard Byrne
Attest:	/s/ Andrew Goldberg	Title:	President

AMERICAN FUNDS INSURANCE SERIES

		By:	/s/ Steven I. Koszalka
		Name:	Steven I. Koszalka
Attest:		Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

		By:	/s/ Michael J. Downer
		Name:	Michael J. Downer
Attest:		Title:	Senior Vice President and Secretary

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Schedule A

MassMutual EvolutionSM

•	MML American Funds Core Allocation Fund (Fund of Funds)
•	MML American Funds Growth Fund (Feeder Fund)
•	MML American Funds International (Feeder Fund)

MassMutual Transitions SelectSM

•	MML American Funds Core Allocation Fund (Fund of Funds)
•	MML American Funds Growth Fund (Feeder Fund)
•	MML American Funds International (Feeder Fund)

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Schedule B

American Funds® Insurance Series®

American Funds® Blue Chip Income and Growth Fund (Class 1 Shares)
American Funds® Bond Fund (Class 1 Shares)
American Funds® Growth Fund (Class 1 Shares)
American Funds® Growth-Income Fund (Class 1 Shares)
American Funds® International Fund (Class 1 Shares)